Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2024 FIRST QUARTER RESULTS

Net Sales Decreased 10% and Diluted EPS Declined to $.09

Organic Net Sales1 Declined 11% and Adjusted Diluted EPS Decreased to $.11

Delivered First Quarter Expectations but Lowering Full-Year Outlook
to Reflect Incremental External Headwinds

Accelerates and Expands the Plan to Rebuild Profitability in Fiscal Years 2025 and 2026

New York, November 1, 2023 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.52 billion for its first quarter ended September 30, 2023, a decline of 10% from $3.93 billion in the prior year. Organic net sales declined 11%, primarily driven by expected pressures in the Company’s Asia travel retail business, as well as incremental headwinds from a slower-than-expected recovery of overall prestige beauty in mainland China. These challenges were partially offset by organic net sales growth in the United States, many markets in Asia/Pacific, led by Hong Kong SAR and Japan, as well as in nearly all markets in Europe, the Middle East & Africa (“EMEA”), led by the United Kingdom and Germany. Organic net sales in Fragrance and Makeup grew, partially offsetting the decline in Skin Care.

The Company reported net earnings of $31 million, compared with net earnings of $489 million in the prior year. Diluted net earnings per common share was $.09, compared with $1.35 reported in the prior year. Excluding restructuring and other charges and adjustments as detailed on page 2, adjusted diluted net earnings per common share declined to $.11, decreasing to $.12 in constant currency. The cybersecurity incident disclosed in July 2023 was dilutive to fiscal 2024 first quarter earnings per common share by $.08.

Fabrizio Freda, President and Chief Executive Officer said, “In the context of a quarter which we anticipated to be challenging, we delivered our organic sales outlook and exceeded expectations for profitability. Momentum continued in many developed and emerging markets around the world, where our organic sales grew strongly and we realized prestige beauty share gains. Encouragingly, we returned to growth in the U.S., with Fragrance, Makeup and Skin Care all contributing. This performance partially offset the pressures of Asia travel retail and a slower recovery of overall prestige beauty in mainland China.

While we had a better-than-expected first quarter, we are lowering our fiscal 2024 outlook given incremental external headwinds, namely from the slower growth in overall prestige beauty in Asia travel retail and in mainland China, which is currently confirmed in the pre-sale phase of the 11.11 Shopping Festival, and the risks of business disruption in Israel and other parts of the Middle East. We are accelerating and expanding our profit recovery plan, to benefit fiscal years 2025 and 2026, to realize our ambitions to rebuild profitability despite the external headwinds’ increased pressure on the business in fiscal 2024.”
1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.

Fiscal 2024 First Quarter Results
Reported net sales decreased 10%, including royalty revenue from the fiscal 2023 fourth quarter acquisition of the TOM FORD brand and the impact from foreign currency translation.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended September 30, 2023(1)
As Reported - GAAP	(10.5)%
Impact of royalty revenue from the acquisition of the TOM FORD brand	(0.4)
Impact of foreign currency translation	0.3
Returns associated with restructuring and other activities	(0.1)
Organic, Non-GAAP	(10.7)%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	September 30
	2023	2022	Growth
As Reported EPS - GAAP	$.09	$1.35	(94)%

Non-GAAP
Restructuring and other charges	—	.02
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	.02	—
Adjusted EPS - Non-GAAP	$.11	$1.37	(92)%
Impact of foreign currency translation on earnings per share	.01
Adjusted Constant Currency EPS - Non-GAAP	$.12	$1.37	(91)%

Total reported operating income was $98 million, an 85% decrease from $661 million in the prior year. In constant currency, adjusted operating income decreased 83%, reflecting lower net sales as well as higher operating expenses and cost of sales. This excludes the unfavorable impact of foreign currency translation of $6 million, as well as the impacts from restructuring and other charges and the change in fair value of DECIEM acquisition-related stock options.

Results by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Royalty Revenue From the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$1,638	$2,104	(22)%	—%	1%	(21)%	$35	$530	(93)%
Makeup	1,063	1,052	1	—	—	1	(39)	16	(100+)
Fragrance	637	607	5	—	—	5	108	133	(19)
Hair Care	148	158	(6)	—	(1)	(7)	(22)	(12)	(83)
Other	32	14	100+	(100+)	—	7	18	—	100
Subtotal	$3,518	$3,935	(11)%	—%	—%	(11)%	$100	$667	(85)%
Returns/charges associated with restructuring and other activities	—	(5)					(2)	(6)
Total	$3,518	$3,930	(10)%	—%	—%	(11)%	$98	$661	(85)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							2	6
Skin Care - Changes in fair value of acquisition-related stock options							8	1
Adjusted Operating Income - Non-GAAP							$108	$668	(84)%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The product category net sales commentary below reflects organic performance, which excludes the negative/(positive) impacts reflected in the preceding table.

Skin Care
•Skin Care net sales decreased 21%, reflecting a decline in the Company’s Asia travel retail business, primarily due to the Company’s and its retailers’ actions to reset retailer inventory levels. The decline also reflected the pressures of incremental headwinds from a slower-than-expected recovery of overall prestige beauty in mainland China and the changes in government and retailer policies related to unstructured market activity. Net sales declined from Estée Lauder and La Mer, partially offset by growth from The Ordinary and, to a lesser extent, M·A·C.
◦Estée Lauder and La Mer net sales declined, primarily driven by the aforementioned challenges in Asia travel retail and in mainland China. Net sales from Estée Lauder increased in The Americas due to the Advanced Night Repair product franchise, including the fiscal 2024 launches of Advanced Night Repair Rescue Solution with Bifidus Ferment and Advanced Night Cleansing Balm.
◦Net sales from The Ordinary increased strong double digits globally and in every geographic region, reflecting continued strength from hero products and successful new product innovation, such as the Soothing & Barrier Support Serum, as well as targeted expanded consumer reach.
◦M·A·C net sales grew double-digits globally and across every geographic region, owing to the launch of the Hyper Real product franchise in the third quarter of fiscal 2023.

•Skin Care operating income decreased, primarily due to the decline in net sales, along with the change in channel mix, as well as higher excess and obsolescence and under-absorption of overhead costs.

Makeup
•Makeup net sales increased 1%, reflecting high-single-digit growth in The Americas and in Asia/Pacific, partially offset by a decline in EMEA due to the challenges in the Company’s Asia travel retail business, as previously mentioned. Increases in net sales from M·A·C, Too Faced, TOM FORD and Clinique were mostly offset by a decrease from Estée Lauder.
◦M·A·C net sales increased, reflecting new product innovation, including the fiscal 2024 launches of Studio Radiance Foundation and Locked Kiss Ink 24HR Lipcolour, as well as continued growth from the core Studio Fix product franchise. Net sales also benefited from commercial activations globally.
◦Net sales from Too Faced increased double digits, benefiting from growth across the eye, face and lip subcategories, innovation, such as the brand’s new mascara primer, as well as compelling social media activations.
◦TOM FORD net sales rose strong double digits, primarily driven by growth from the lip subcategory, including the fiscal 2024 launch of Ultra-Shine Lip Color, and the eye subcategory, as well as brand campaigns particularly in Asia/Pacific to support the ongoing makeup recovery.
◦Net sales growth from Clinique reflected continued strength from hero products, such as Almost Lipstick in Black Honey, and the fiscal 2024 launch of High Impact High-Fi Full Volume Mascara.
◦Estée Lauder net sales declined, primarily due to the challenges in Asia travel retail. In The Americas, Estée Lauder grew mid-single-digits, reflecting strong growth in the face, lip and eye subcategories.
•Makeup operating income decreased, reflecting higher cost of sales, as well as an increase in investments in advertising in support of new product launches as well as promotional activities and higher in-store staffing expenses, partially offset by the increase in net sales.

Fragrance
•Fragrance net sales rose 5%, reflecting increases from Le Labo and TOM FORD, owing to double-digit growth in The Americas and Asia/Pacific.
◦Le Labo net sales grew strong double digits, reflecting growth in every region and benefiting from targeted expanded consumer reach, including in mainland China. Growth was driven by the brand’s hero product franchises, such as Another 13 and Santal 33, as well as its City Exclusives collection.
◦Net sales increased from TOM FORD, fueled by successful new product innovation, such as Café Rose, and continued strength from hero products, such as Ombre Leather.
•Fragrance operating income decreased, reflecting strategic investments in advertising and promotional activities and higher in-store staffing expenses, partially offset by the increase in net sales.

Hair Care
•Hair Care net sales decreased 7%, driven by Aveda and Bumble and bumble primarily due to softness in North America.

•Hair Care operating results decreased, due to the decline in net sales.

Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Royalty Revenue From the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$1,208	$1,123	8%	(2)%	—%	6%	$(182)	$125	(100+)%
Europe, the Middle East & Africa	1,252	1,682	(26)	—	(2)	(27)	144	334	(57)
Asia/Pacific	1,058	1,130	(6)	—	3	(3)	138	208	(34)
Subtotal	$3,518	$3,935	(11)%	—%	—%	(11)%	$100	$667	(85)%
Returns/charges associated with restructuring and other activities	—	(5)					(2)	(6)
Total	$3,518	$3,930	(10)%	—%	—%	(11)%	$98	$661	(85)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							2	6
The Americas - Changes in fair value of acquisition-related stock options							8	1
Adjusted Operating Income - Non-GAAP							$108	$668	(84)%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The geographic region net sales commentary below reflects organic performance, which excludes the negative/(positive) impacts which are reflected in the preceding table.

The Americas
•Net sales rose 6%, with strong growth in both North America and Latin America.
◦Net sales in North America increased mid-single-digits, led by the United States, reflecting growth in Fragrance, Makeup and Skin Care owing to double-digit growth from The Ordinary, TOM FORD, Le Labo and Too Faced, as well as growth from Estée Lauder.
◦In Latin America, net sales increased high-single-digits, reflecting continued strength in Makeup and double-digit growth in Mexico and Brazil.
•Operating income in The Americas decreased, reflecting $185 million of lower intercompany royalty income due to the decline in income from the Company’s travel retail business, higher cost of sales, and strategic investments in advertising and promotional activities, partially offset by the increase in net sales. The decrease also reflects an unfavorable year-over-year comparison in the recognition of and adjustments to stock-based compensation expense related to the Company’s performance share units and restricted stock units.

Europe, the Middle East & Africa
•Net sales declined 27%, due to the Company’s Asia travel retail business, partially offset by increases in nearly all markets, led by the United Kingdom and Germany.
◦Global travel retail net sales decreased double digits, primarily due to the Company’s and its retailers’ actions to reset retailer inventory levels. The decline also reflected changes in government and retailer policies related to unstructured market activity. These actions and changes led to lower product shipments compared to the prior year.
◦Net sales rose high-single-digits in the United Kingdom, primarily driven by strong growth in Skin Care and Makeup and benefiting from the continued demand for hero products and successful new production innovation from The Ordinary, Estée Lauder and M·A·C. In Germany, net sales increased double digits, primarily reflecting growth in Fragrance, led by TOM FORD, and in Makeup, led by M·A·C and Estée Lauder.
•Operating income decreased, primarily reflecting the decline in global travel retail net sales, strategic investments in advertising and promotional activities and higher in-store staffing expenses, partially offset by $185 million of lower intercompany royalty expense due to the decline in income from the Company’s travel retail business.

Asia/Pacific
•Net sales declined 3%, driven by the impacts from incremental headwinds from a slower-than-expected recovery of overall prestige beauty in mainland China, partially offset by increases in many other markets in the region, led by Hong Kong SAR, Japan and Australia.
◦In mainland China, the net sales declined due to Skin Care. The decrease was partially offset by growth in Fragrance, primarily driven by the launch of Le Labo in the fourth quarter of fiscal 2023, and in Hair Care, due to Aveda. Makeup net sales were virtually flat, reflecting decreases from M·A·C and Estée Lauder, offset by double-digit growth from TOM FORD.
◦Net sales in Hong Kong SAR more than doubled in nearly all product categories, benefiting from the reopening of borders and the corresponding resumption of travel as well as the return of brick-and-mortar traffic compared to the prior year. New product innovation and strategic brand activations also drove growth.
◦In Japan, strong double-digit growth in Fragrance, led by Le Labo, drove the increase in net sales.
◦Net sales in Australia rose double digits, benefiting from growth in each of the major product categories, led by Skin Care and Fragrance primarily due to The Ordinary and Estée Lauder, respectively.
•Operating income decreased, mainly due to the decline in net sales in mainland China, partially offset by disciplined expense management.

Cash Flows
•For the three months ended September 30, 2023, net cash flows used for operating activities were $408 million, compared with $650 million in the prior year. This reflects lower levels of working capital, partially offset by lower earnings before taxes, excluding non-cash items.
•Capital Expenditures increased to $295 million from $152 million in the prior year primarily due to the timing of payments relating to the construction of the manufacturing facility in Japan.

•The Company ended the quarter with $3.09 billion in cash and cash equivalents and paid dividends of $239 million.

Outlook for Fiscal 2024 Second Quarter and Full Year
The Company entered the fiscal year with a focus on re-establishing balanced and profitable long-term growth across regions, product categories, brands and channels. The Company is lowering its outlook to reflect the slower pace of recovery in net sales and margins as a result of incremental external headwinds. In mainland China, the expected growth rate of overall prestige beauty has slowed. To reflect this trend, the Company is lowering its fiscal 2024 expectations for mainland China and Asia travel retail. Amid this headwind, the Company continues to expect to reset retailer inventory in Asia travel retail by the end of the third quarter of fiscal 2024. This, combined with the potential risks of further business disruptions in Israel and other parts of the Middle East as well as currency headwinds, are increasing the pressure on the Company’s fiscal 2024 financial results.

With its revised outlook, the Company still anticipates to progressively improve performance in the second half of fiscal 2024. The Company also plans to continue to strategically invest in consumer-facing activities, where appropriate, in areas to support recovery, share gains and long-term profitable growth. These investments include innovation, advertising, growth of its emerging markets and the completion of its first manufacturing facility in Asia, located in Japan, to support the development of the regionalization of the supply chain in the Asia/Pacific region.

The full year outlook reflects the following assumptions and expectations:
•A return to net sales growth in the second half of fiscal 2024.
•Full-year gross margin expansion primarily driven by strategic price increases, discount reductions and lower obsolescence charges, largely offset by manufacturing under-absorption. Contraction in the first half of fiscal 2024 is expected to be more than offset by expansion in the second half.
•Progressive operating margin improvement throughout the second half of fiscal 2024 due to the cadence of the improvement of the Asia travel retail business and in mainland China.
•Full year effective tax rate of approximately 28%.

Fiscal 2025 and 2026 Profit Recovery Plan

Given the slower-than-expected pace of recovery, the Company accelerated and expanded its profit recovery plan to preserve the Company’s expectation to progressively rebuild its profit margins in fiscal years 2025 and 2026. The plan is anticipated to be substantially in place in the beginning of calendar 2024 to enable the realization of expected benefits in fiscal years 2025 and 2026, the majority of which are expected to benefit fiscal 2025 operating profitability. This plan is designed to target specific areas of the Company’s business to improve gross margin and lower certain operating expenses over the next two fiscal years, while further investing in key consumer-facing activities. For example, the Company intends to further reduce obsolescence and streamline overhead costs through enhancements to its global and local processes. The Company expects to drive $800 million to $1 billion of incremental operating profit through the initiatives under this plan.

The Company remains optimistic about the prospects and future growth opportunities in global prestige beauty, the re-activation of its multiple engines of growth and the continued investment in its strong brand equity, and believes it is well-positioned to drive diversified growth across its portfolio.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on consumer preferences.

Second Quarter Fiscal 2024

Sales Outlook
•Reported net sales are forecasted to decrease between 11% and 9% versus the prior-year period. Currency exchange rates are volatile and difficult to predict. Using September 30, 2023 spot rates for the second quarter of fiscal 2024, this range includes:
◦A 1% headwind due to the potential risks of further business disruptions in Israel and other parts of the Middle East.
◦A 1% headwind due to foreign currency translation.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to decrease between 10% to 8%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $.47 and $.57.
◦Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $.48 and $.58.
◦The potential risks of further business disruptions in Israel and other parts of the Middle East are expected to have a dilutive impact to net earnings per share of $.08.
◦The combined impact from the increases in the Company’s effective tax rate and net interest expense is expected to dilute net earnings per share by $.04.
•Adjusted diluted net earnings per common share are expected to decrease between 66% and 60% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using September 30, 2023 spot rates for the second quarter of fiscal 2024:
◦The foreign currency translation impact equates to about $.04 of dilution to net earnings per share.

Full Year Fiscal 2024

Sales Outlook
•Reported net sales are forecasted to range between a decrease of 2% and an increase of 1% versus the prior year. Currency exchange rates are volatile and difficult to predict. Using September 30, 2023 spot rates for fiscal 2024, this range includes:
◦A 1% headwind due to foreign currency translation.
◦A 1% headwind due to the potential risks of further business disruptions in Israel and other parts of the Middle East.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to range between a decrease of 1% and an increase of 2%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $2.08 and $2.35.
◦Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $2.17 and $2.42.
◦The potential risks of further business disruptions in Israel and other parts of the Middle East are expected to have a dilutive impact to net earnings per share of $.22.
◦The combined impact from the increases in the Company’s effective tax rate and net interest expense is expected to dilute net earnings per share by $.16.
•Adjusted diluted net earnings per common share are expected to decrease between 33% and 25% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using September 30, 2023 spot rates for fiscal 2024:
◦The foreign currency translation impact equates to about $.16 of dilution to net earnings per share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	December 31, 2023(F)	June 30, 2024(F)
As Reported - GAAP	(11%) - (9%)	(2%) - 1%
Impact of royalty revenue from the acquisition of the TOM FORD brand	—	—
Impact of foreign currency translation	1	1
Returns associated with restructuring and other activities	—	—
Organic, Non-GAAP	(10%) - (8)%	(1%) - 2%
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	December 31			June 30
	2023(F)	2022	Growth	2024(F)	2023	Growth
Forecasted/As Reported EPS - GAAP	$0.47 - $0.57	$1.09	(57%) - (47%)	$2.08 - $2.35	$2.79	(26%) - (16%)

Non-GAAP
Restructuring and other charges	.01	.02		.05 - .07	.18
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	(.01)		.02	.05
Other intangible asset impairments	—	.44		—	.44
Forecasted/Adjusted EPS - Non-GAAP	$0.48 - $0.58	$1.54	(69%) - (62%)	$2.17 - $2.42	$3.46	(37%) - (30%)
Impact of foreign currency translation	.04			.16
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$0.52 - $0.62	$1.54	(66%) - (60%)	$2.33 - $2.58	$3.46	(33%) - (25%)
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 1, 2023 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 5992385). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to the Company’s global business;

(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2023	2022
Net sales(A)	$3,518	$3,930	(10)%
Cost of sales(A)	1,070	1,023	5
Gross profit	2,448	2,907	(16)
Gross margin	69.6%	74.0%

Operating expenses
Selling, general and administrative(B)	2,349	2,244	5
Restructuring and other charges(A)	1	2	(50)
Total operating expenses	2,350	2,246	5
Operating expense margin	66.8%	57.2%

Operating income	98	661	(85)
Operating income margin	2.8%	16.8%

Interest expense	95	46	100+
Interest income and investment income, net	41	15	100+
Other components of net periodic benefit cost	(2)	(3)	33
Earnings before income taxes	46	633	(93)
Provision for income taxes	10	143	(93)
Net earnings	36	490	(93)
Net earnings attributable to redeemable noncontrolling interest	(5)	(1)	100+
Net earnings attributable to The Estée Lauder Companies Inc.	$31	$489	(94)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$.09	$1.37	(94)%
Diluted	$.09	$1.35	(94)%

Weighted-average common shares outstanding
Basic	358.4	357.9
Diluted	360.5	361.4

(A)The Company approved specific initiatives under the Post-COVID Business Acceleration Program (the “PCBA Program”) through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

(B)For the three months ended September 30, 2023 and 2022, the Company recorded $8 million ($6 million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $1 million ($1 million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of expense related to the change in fair value of acquisition-related stock options related to DECIEM.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended September 30, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$—	$1	$(1)	$2	$2	$2	$—
Change in fair value of acquisition-related stock options	—	—	—	8	8	6.02
Total	$—	$1	$(1)	$10	$10	$8	$.02

	Three Months Ended September 30, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$5	$(1)	$2	$—	$6	$4	$.02
Change in fair value of acquisition-related stock options	—	—	—	1	1	1	—
Total	$5	$(1)	$2	$1	$7	$5	$.02

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended September 30
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,518	$—	$3,518	$11	$3,529	$3,930	$5	$3,935	(11)%	(10)%
Gross profit	2,448	1	2,449	6	2,455	2,907	4	2,911	(16)%	(16)%
Operating income	98	10	108	6	114	661	7	668	(84)%	(83)%
Diluted EPS	$.09	$.02	$.11	$.01	$.12	$1.35	$.02	$1.37	(92)%	(91)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2023	June 30, 2023	September 30, 2022
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,090	$4,029	$2,938
Accounts receivable, net	1,909	1,452	2,156
Inventory and promotional merchandise	2,863	2,979	3,018
Prepaid expenses and other current assets	723	679	754
Total current assets	8,585	9,139	8,866
Property, plant and equipment, net	3,103	3,179	2,654
Operating lease right-of-use assets	1,787	1,797	1,858
Other assets	9,175	9,300	6,611
Total assets	$22,650	$23,415	$19,989

LIABILITIES AND EQUITY

Current debt	$1,005	$997	$266
Accounts payable	1,257	1,670	1,392
Operating lease liabilities	352	357	340
Other accrued liabilities	3,300	3,216	3,273
Total current liabilities	5,914	6,240	5,271
Long-term debt	7,088	7,117	5,107
Long-term operating lease liabilities	1,687	1,698	1,781
Other noncurrent liabilities	1,793	1,943	1,505
Total noncurrent liabilities	10,568	10,758	8,393
Redeemable noncontrolling interest	826	832	808
Total equity	5,342	5,585	5,517
Total liabilities and equity	$22,650	$23,415	$19,989

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2023	2022
Net earnings	$36	$490
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	203	178
Deferred income taxes	(57)	(53)
Other items	49	69
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(477)	(579)
Decrease (increase) in inventory and promotional merchandise	62	(229)
Decrease (increase) in other assets, net	(17)	3
Decrease in accounts payable and other liabilities, net	(207)	(529)
Net cash flows used for operating activities	$(408)	$(650)

Other Investing and Financing Sources (Uses):
Capital expenditures	$(295)	$(152)
Settlement of net investment hedges	—	138
Payments to acquire treasury stock	(3)	(110)
Dividends paid	(236)	(215)
Proceeds (repayments) of current debt, net	(1)	249
Repayments and redemptions of long-term debt, net	(3)	(254)

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